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

                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS

                                   Three Months Ended
                                        June 30,
                                   1997           1996
                                   ____           ____
Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding
- weighted                       66,809,000    64,239,000


Net common stock equivalents      2,611,000     2,856,000

                                 __________    __________
 Adjusted shares outstanding     69,420,000    67,095,000

                                 ==========    ==========

Net earnings                    $12,226,000   $11,150,000
                                 ==========    ==========

Earnings Per Share              $       .18   $       .17

                                 ==========    ==========

Earnings per share amounts were determined using the treasury stock method. This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.



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